Exhibit 99.1

MACRO INTEGRATION SYSTEMS, INC.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2022

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and

Stockholders of Macro Integration Services, Inc.

Opinion

We have audited the accompanying financial statements of Macro Integration Services, Inc. (the “Company”) which comprise the balance sheet as of December 31, 2022, the related statements of income, stockholders’ equity and cash flows for the year then ended, and the related notes (collectively, the “financial statements”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

INDEPENDENT AUDITORS’ REPORT (CONTINUED)

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

June 15, 2023

Macro Integration Systems, Inc.

Balance Sheet

As of December 31, 2022

(in thousands, except per share data)

ASSETS
Current assets:
Cash	$35
Accounts receivable, net	7,268
Inventory	3,290
Prepaid expenses and other current assets	162
Total current assets	10,755
Operating lease asset	1,472
Property and equipment, net	818
Other	44
Total assets	$13,089
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,500
Accrued expenses and other current liabilities	561
Deferred revenue	1,162
Revolving line of credit	735
Current portion of long-term debt	77
Current portion of operating lease liabilities	319
Total current liabilities	5,354
Long-term debt, net of current portion	141
Noncurrent portion of operating lease liability	1,261
Total liabilities	6,756
Commitments and contingencies (Note 7)
Stockholders’ equity:
Common stock, $1.00 par value; 100 shares authorized; 7 shares issued and outstanding	7
Retained earnings	6,326
Total stockholders’ equity	6,333
Total liabilities and stockholders’ equity	$13,089

The accompanying notes are an integral part of these financial statements.

Macro Integration Systems, Inc.

Statement of Income

For the Year Ended December 31, 2022

(In Thousands)

Net sales:
Service	$19,228
Product	5,131
Net sales	24,359
Cost of sales:
Service	12,044
Product	4,096
Cost of sales	16,140
Gross profit	8,219
Operating expenses:
Sales and marketing expense	1,282
General and administrative expenses	6,176
Total operating expenses	7,458
Operating income	761
Interest expense	(35)
Other income, net	27
Net income	$753

The accompanying notes are an integral part of these financial statements.

Macro Integration Systems, Inc.

Statement of Stockholders’ Equity

For the Year Ended December 31, 2022

(In thousands)

	Common Stock		Retained	Total Stockholders ’
	Shares	Amount	Earnings	Equity
Balance at December 31, 2021	7	$7	$6,573	$6,580
Net income	-	-	753	753
Distributions to stockholders	-	-	(1,000)	(1,000)
Balance at December 31, 2022	7	$7	$6,326	$6,333

The accompanying notes are an integral part of these financial statements.

Macro Integrations Systems, Inc.

Statement of Cash Flows

For the Year Ended December 31, 2022

(In thousands)

Cash flows from operating activities
Net income	$753
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	196
Amortization of right-of-use asset	315
Allowance for doubtful accounts	240
Changes in operating assets and liabilities:
Accounts receivable	(2,717)
Inventory	(1,983)
Prepaid expenses and other current assets	(355)
Accounts payable	1,381
Accrued expenses and other current liabilities	259
Operating lease liabilities	(207)
Deferred revenue	862
Net cash used in operating activities	(1,256)
Cash flows from investing activities
Purchases of property and equipment	(422)
Net cash used in investing activities	(422)
Cash flows from financing activities
Line of credit, net	735
Payment under financing obligations	(60)
Distributions to shareholders	(1,000)
Net cash used in financing activities	(325)
Change in cash	(2,003)
Cash, beginning of period	2,038
Cash, end of period	$35
Supplemental disclosures of cash flow information
Cash paid for interest	$35
Non-cash investing and financing activities
Right-of-use assets obtained upon adoption of ASC 842	$1,786
Operating lease liabilities incurred upon adoption of ASC 842	1,864
Property and equipment obtained in exchange for financing obligations	$137

The accompanying notes are an integral part of these financial statements.

Macro Integration Systems, Inc.

Notes to the Financial Statements

December 31, 2022

Note 1: Description of Business

Macro Integration Systems, Inc. (“Macro” or “the Company”), a company based in Greensboro, North Carolina, founded in 2002, is a solution provider of computer technology-base point of sale hardware products and associated professional services. Macro is a value-added reseller (“VAR”) that buys point of sale mobile computing, scanning, printing, and wireless products from various manufacturers and distributors. Macro also provides professional services for project management, implementation, deployment, installations, upgrades, training, and support.

Note 2: Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of Macro Integration Systems, Inc. have been prepared on an accrual basis of accounting in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Management evaluates its estimates and assumptions on a regular basis.

Accounts Receivable

Accounts receivable are stated at net realizable value, and as such, earnings are charged with a provision for doubtful accounts based on management’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Management determines an allowance based on historical write-off experience, expectations regarding future periods, and specific account information available. Accounts receivable are reflected in the accompanying balance sheet net of a valuation allowance of $240,000 as of December 31, 2022. When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for doubtful accounts and the related customer receivable.

Inventory

Inventory consists solely of finished goods and is stated at the lower of cost or net realizable value. Cost is determined under the first-in, first-out (FIFO) method. Management periodically reviews inventory and makes provisions as necessary for estimated obsolete and slow-moving goods. The creation of such provisions results in a reduction of inventory to net realizable value and a charge to cost of sales. There was no inventory valuation allowance as of December 31, 2022.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally from three to five years. Leasehold improvements are recorded at cost and amortized over the shorter of the lease term or the life of the improvements. Cost incurred for repairs and maintenance are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation and amortization of disposed assets are removed from the accounts and any resulting gain or loss is included in non-operating income/ loss.

Macro Integration Systems, Inc.

Notes to the Financial Statements

December 31, 2022

Long-lived Assets

Management evaluates its intangible and long-lived assets for impairment when events or circumstances arise that indicate long-lived assets may be impaired. Indicators of impairment include, but are not limited to, a significant deterioration in overall economic conditions, a decline in the market capitalization, the loss of significant business, or other significant adverse changes in industry or market conditions. Management completed the qualitative assessment for impairment and determined that there was no impairment during the year ended December 31, 2022. There can be no assurance, however, that market conditions will not change or demand for our products will continue, which could result in an impairment of long-lived assets in the future.

Operating Leases

Management recognizes a right-of-use asset and lease liability for all of the long-term leases at the commencement date. Lease liabilities are measured based on the present value of the minimum lease payments discounted at the Company’s incremental borrowing rate as of the date of commencement, which is determined based on information available at lease commencement and is equal to the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term in an amount equal to the lease payments in a similar economic environment. Right-of-use assets are measured based on the lease liability adjusted for any initial direct costs, prepaid rent, or lease incentives. Operating lease costs are included within general and administrative expenses on the statement of income.

Fair Value Measurement

Fair value is the price that would be received from selling an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides a hierarchy for inputs used in measuring fair value that prioritize the use of observable inputs over the use of unobservable inputs, when such observable inputs are available. The three levels of inputs that may be used to measure fair value are as follows:

●	Level 1 - Quoted prices in active markets for identical assets or liabilities.

●	Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-driven valuations in which all significant inputs are observable or can be derived principally from, or corroborated with, observable market data.

●	Level 3 - Fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including assumptions and judgments made by Management.

The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of these financial instruments.

Revenue Recognition

The Company determines revenue recognition through the following steps: (1) identification of the contract with a customer; (2) identification of the performance obligations in the contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, a performance obligation is satisfied.

Macro Integration Systems, Inc.

Notes to the Financial Statements

December 31, 2022

The Company combines contracts with the same customer into a single contract for accounting purposes when the contracts are entered into at or near the same time and the contracts are negotiated as a single commercial package, consideration in one contract depends on the other contract, or the services are considered a single performance obligation. If an arrangement involves multiple performance obligations, the items are analyzed to determine the separate units of accounting, whether the items have value on a standalone basis and whether there is objective and reliable evidence of their standalone selling price. The total contract transaction price is allocated to the identified performance obligations based upon the relative standalone selling prices of the performance obligations. The standalone selling price is based on an observable price for services sold to other comparable customers, when available, or an estimated selling price using a cost plus margin approach. Management estimates the amount of total contract consideration it expects to receive for variable arrangements by determining the most likely amount it expects to earn from the arrangement based on the expected quantities of services it expects to provide, and the contractual pricing based on those quantities. Management only includes some or a portion of variable consideration in the transaction price when it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is subsequently resolved. The Company considers the sensitivity of the estimate, its relationship and experience with its clients and variable services being performed, the range of possible revenue amounts and the magnitude of the variable consideration to the overall arrangement.

As discussed in more detail below, revenue is recognized when a customer obtains control of promised goods or services under the terms of a contract and is measured as the amount of consideration the Company expects to receive in exchange for transferring goods or providing services. The Company does not have any material extended payment terms, as payment is due at or shortly after the time of the sale. Sales, value-added and other taxes collected concurrently with revenue producing activities are excluded from revenue.

The Company recognizes contract assets or unbilled receivables related to revenue recognized for services completed but not yet invoiced. Unbilled receivables are recorded when the Company has an unconditional right to contract consideration. A contract liability is recognized as deferred revenue when the Company invoices clients, or receives customer cash payments, in advance of performing the related services under the terms of a contract. Remaining performance obligations represent the transaction price allocated to the performance obligations that are unsatisfied as of the end of each reporting period. Deferred revenue is recognized as revenue when the related performance obligation is satisfied.

As of December 31, 2022 the total aggregate transaction price allocated to the unsatisfied performance obligations was approximately $1.2 million which is expected to be recognized over the next 12 months.

The following tables summarizes the deferred revenue activity for the year ending December 31, 2022 (in thousands):

Beginning balance at December 31, 2021	$300
Additions	2,700
Revenue recognized	(1,838)
Ending balance at December 31, 2022	$1,162

Hardware and consumable products – The Company recognizes product revenue at the point in time when a client takes control of the hardware, which typically occurs when title and risk of loss have passed to the client. The Company’s selling terms and conditions reflect that F.O.B ‘dock’ contractual terms establish that control is transferred from the Company at the point in time when the product is shipped to the customer. The Company does not offer warranties on its hardware and consumable products.

The Company leverages drop-ship shipments with many of its partners and suppliers to deliver hardware and consumable products to its clients without having to physically hold the inventory at its warehouses, thereby increasing efficiency and reducing costs. The Company recognizes revenue for drop-ship arrangements on a gross basis as the principal in the transaction when the product is received by the client because it controls the product prior to transfer to the client. The Company also assumes primary responsibility for the fulfillment in the arrangement, assumes inventory risk if the product is returned by the client, sets the price of the product charged to the client, assumes credit risk for nonpayment by its customer, and works closely with clients to determine their hardware specifications.

Macro Integration Systems, Inc.

Notes to the Financial Statements

December 31, 2022

Professional services – The Company provides professional services which include consulting, staging, deployment, installation, cabling, training, project management, and support. The arrangement is based on either a time and material basis or a fixed fee. For the time and materials service contracts, the Company recognizes revenues over time as those services are provided and consumed, as this is the best output measure of how the services are transferred to the customer. Fixed fee contracts are recognized over time in the period in which the services are performed or delivered using a proportional service model using the output method. All professional services are recognized on a gross basis in the period in which the services are performed or delivered.

Maintenance services – The Company sells certain Original Equipment Manufacturer (“OEM”) hardware to its clients and also offers an internal maintenance agreement related to hardware. These contracts are for equipment repairs that are serviced by internal Macro employees and generally sold in one-year terms. The maintenance contracts are separate and distinct from the OEM hardware and revenue from these maintenance service contracts are recognized ratably over the maintenance service period.

The Company acts as the principal in the transaction as the primary obligor for fulfillment in the arrangement, it sets the price of the service charged to the customer, and assumes credit risk for the amounts invoiced. In addition, the Company manages service contracts and repairs for multiple products and suppliers. The Company leverages its knowledge base of mobility best practices by consolidating multiple suppliers’ maintenance requirements under a single point of contact through the Company. The Company’s internal support team assists its customers first by performing an initial technical triage to determine the source of the problem including, but not limited to, physical damage and whether they can be handled remotely by the client or returned for repair. Further, the Company receives the returned products, confirms that the equipment is operational or not, either repairs or refurbishes the equipment internally or returns it to the manufacturer directly to repair. The Company then obtains the product turn back from the manufacturer and either send it back out to a specific customer location or place in a customer’s spare pool. As a result, the Company recognizes the revenue on a gross basis.

The following table summarizes net sales by revenue source for the year ended December 31, 2022 (in thousands):

Professional and maintenance services	$19,228
Hardware	5,131
24,359

Concentration of Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. All of the Company’s cash balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per depositor. The Company has not experienced any such losses in these accounts.

In 2022, two customers each accounted for 20% of net sales. At December 31, 2022, these same two customers accounted for 26% and 23% of total accounts receivable.

For the year ended December 31, 2022, the Company had purchases from four suppliers that collectively represented 60% of total purchases and 83% of accounts payable at December 31, 2022. Loss of a significant vendor could have a material adverse effect on operations.

Income Taxes

Income taxes have not been provided as each LLC member is individually liable for the taxes, if any, on its share of the partnership’s income and expenses. U.S. GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.

Macro Integration Systems, Inc.

Notes to the Financial Statements

December 31, 2022

The Company files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. In general, the statute of limitations of the Company’s U.S. federal tax returns remains open three years after a tax return is filed. The statutes of limitations on the Company’s state and local tax returns may remain open for an additional year depending upon the jurisdiction. Management does not believe that there are any uncertain tax positions that require recognition of a tax liability.

Accounting Standards Adopted in 2022

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This guidance requires an entity to recognize lease liabilities and a right-of-use asset for all leases on the balance sheet and to disclose key information about the entity’s leasing arrangements. Effective January 1, 2022, the Company adopted the provisions of ASU 2016-02.

The Company adopted this standard using the modified retrospective transition method. Results for reporting periods beginning after January 1, 2022 are presented under ASC 842, while prior period amounts are not adjusted. This adoption had a material effect on the Company’s balance sheet as a result of recording ROU assets and lease liabilities for existing operating leases on the balance sheets. The adoption did not have a material effect on the Company’s statement of income or its statement of cash flows.

As permitted under ASC 842, the Company elected the package of practical expedients that permit it to not reassess (1) whether an existing contract is or contains a lease, (2) the classification of existing leases, and (3) whether previously capitalized costs continue to qualify as initial indirect costs. The Company also elected the practical expedient allowing it to use hindsight in determining the lease term and in assessing the likelihood a purchase option will be exercised.

The effect of adopting ASC 842 was as follows (in thousands):

	Balance as of December 31, 2021	Adjustments Due to ASC 842	Balance as of January 1, 2022
Operating lease right-of-use assets	$-	$1,785	$1,785
Operating lease obligation	$-	$1,864	$1,864

Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. This ASU will require the measurement of all expected credit losses for financial assets, including trade receivables, held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. In November 2019, the FASB issued ASU 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which, among other things, defers the effective date of ASU 2016-13 for private companies to fiscal years beginning after December 15, 2022, including interim periods within those years. Although management continues to analyze the provisions of this ASU, currently, we believe the adoption of this ASU will not significantly impact the Company’s consolidated results of operations and financial position.

There are no other accounting standards that have been issued but not yet adopted that we believe could have a material impact on our consolidated financial statements.

Macro Integration Systems, Inc.

Notes to the Financial Statements

December 31, 2022

Note 3: Property and Equipment

Property and equipment consist of the following at December 31, 2022 (in thousands):

Equipment and vehicles	$1,205
Furniture and fixtures	216
Software and computer equipment	192
Leasehold improvements	143
Other equipment	25
Property and equipment, gross	1,781
Accumulated depreciation	(963)
Property and equipment, net	$818

Depreciation and amortization expense related to property and equipment for the year ended December 31, 2022 totaled $195,999.

Note 4: Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following at December 31, 2022 (in thousands):

Salaries and benefits	$342
Sales tax payable	203
Customer deposits	16
Total accrued expenses and other current liabilities	$561

Note 5: Revolving Line of Credit

On March 23, 2021, the Company entered into a secured Loan Agreement (the “Loan Agreement”) with PNC Bank, National Association (the “Bank”). The Loan Agreement provided for a revolving line of credit of up to $5.0 million with the Company’s obligations being secured by the Company’s accounts receivable and its property and equipment. Furthermore, the loan is guaranteed by the Company’s stockholders. On April 1, 2022, this Agreement was amended to decrease the line of credit to $3.5 million. Loans extended to the Company under the Amended Loan Agreement are scheduled to mature on April 22, 2023.

Interest and Fees

Amounts outstanding under this Loan Agreement bear interest at a rate per annum which is equal to the sum of the Daily BSBY Rate (Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published by Bloomberg or another commercially available source) plus 2.35%. At December 31, 2023, the interest rate was 7.41%. Accrued interest will be due and payable on the same day of each month, beginning with the payment due on April 23, 2022. The outstanding principal balance and any accrued but unpaid interest shall be due and payable on the Expiration Date (April 22, 2023).

Covenants

Under the Loan Agreement, the Company is subject to a variety of negative covenants and prohibits the Company from, or otherwise imposes restrictions on the Company with respect to, among other things, liquidating, dissolving, entering into any consolidation, merger, division, partnership, or other combination, selling or leasing a majority of the Company’s assets or business or purchase or lease all or the greater part of the assets or business of another entity or person.

As of December 31, 2022, the Company was in compliance with all of its covenants, was eligible to borrow up to $3.5 million, and had outstanding borrowings of $734,844 under the line of credit.

On April 3, 2023, this debt was repaid in full in connection with the acquisition of the Company by DecisionPoint Systems, Inc. (“DecisionPoint”)(See Note 8).

Macro Integration Systems, Inc.

Notes to the Financial Statements

December 31, 2022

Note 6: Term Debt

The following table sets forth the Company’ outstanding term debt as of December 31, 2022 (in thousands):

	Maturity Date	Interest Rate	Amount
Ally Bank Chevy Truck 1	July 10, 2023	6.74%	$4
Ally Bank Chevy Truck 2	September 28, 2023	6.79%	7
Ally Bank Ford Van 67131	October 18, 2023	5.04%	8
Ford Credit 2019 Transit Van #1	March 3, 2025	5.24%	15
Ford Credit 2019 Transit Van #2	June 3, 2025	4.79%	16
Ford Credit 2020 Transit Van	October 20, 2025	4.29%	20
Ford Credit 2020 Ford F150	October 29, 2025	4.29%	21
PNC Bank - Ford 2020 Transit #1	June 6, 2026	4.79%	43
PNC Bank - Ford 2020 Transit #2	October 13, 2026	5.51%	43
PNC Bank - Ford 2020 Transit #3	October 23, 2026	5.97%	41
Total term debt			218
Less: current portion			(77)
Long-term portion			$141

The above represent various auto loans between the Company and the various lenders as outlined above. Each agreement is subject to a five year repayment term with monthly payments ranging from $594 to $1,045.

The following table sets forth future principal payments for outstanding debt (in thousands):

2023	$77
2024	61
2025	55
2026	25
Total minimum payments	$218

All of these loans were repaid in full on April 3, 2023, in connection with the acquisition of the Company by DecisionPoint (see Note 8).

Note 7: Commitments and Contingencies

Operating Leases

At December 31, 2022, the Company has one operating lease for office and warehouse space in Greensboro, North Carolina with fixed minimum monthly payments of $34,413 per month which increase 3% annually. The lease expires on December 31, 2026.

Macro Integration Systems, Inc.

Notes to the Financial Statements

December 31, 2022

The maturity of operating lease liabilities as of December 31, 2022 are as follows (in thousands):

2023	$419
2024	453
2025	466
2026	480
Total minimum lease payments	1,818
Less: interest	(238)
Present value of operating lease liabilities	$1,580

During the year ended December 31, 2022, cash paid for amounts included in the measurement of operating lease liabilities was $406,944.

Employee Benefit Plan

The Company has a 401(k)-retirement plan. Under the terms of the plan, eligible employees may defer up to 25% of their pre-tax earnings, subject to the Internal Revenue Service annual contribution limit. Additionally, the Company contributes 3% of the employee’s compensation into the plan. During the year ended December 31, 2022, the Company’s contributions to the 401(k) plan totaled $162,172.

Contingencies

From time to time, the Company is subject to disputes and litigation incidental to the conduct of its business. When applicable, the Company records accruals for contingencies when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated. While the outcome of lawsuits and other proceedings against the Company cannot be predicted with certainty, in management’s opinion, individually or in the aggregate, no such lawsuits are expected to have a material effect on the Company’s financial position or results of operations.

Note 8: Subsequent Events

Management evaluated subsequent events through the date these financial statements were available to be issued, noting no other items for disclosure, other than as discussed below.

Acquisition by DecisionPoint Systems, Inc.

On March 31, 2023, DecisionPoint Systems, Inc. (“DecisionPoint”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with the Durwood Wayne Williams Revocable Trust and the Collins Family Living Trust, as sellers (collectively, the “Sellers”) and with Durwood W. Williams and Bartley E. Collins, (the respective trustees of the Sellers), individually, (collectively and together with the Sellers, the “Seller Parties”), pursuant to which the DecisionPoint acquired all of the issued and outstanding shares of Macro Integration Services, Inc. (“Macro” or the Company) from the Sellers (the “Acquisition”), effective April 1, 2023 (the “Effective Date”). Upon consummation of the Acquisition, Macro, a project management and professional services and integrated solutions company, became a wholly-owned subsidiary of DecisionPoint.

Pursuant to the Purchase Agreement, the aggregate consideration paid by DecisionPoint on the Effective Date was $10.5 million in cash, subject to certain adjustments for indebtedness and net working capital (the “Cash Purchase Price”).

In addition, under the Purchase Agreement, upon the satisfaction of certain EBITDA thresholds attributable to Macro during each of the two years following the Effective Date (each twelve month period following the Effective Date, an “Earn-out Period”), DecisionPoint may be required to make certain earnout payments to Sellers in the amounts set forth on that certain earnout schedule for the first Earn-out Period and for the second Earn-out Period, payable within 75 days after the respective Earn-out Periods. Also, customer payments on specified accounts receivable actually received by DecisionPoint through September 30, 2024, are to be remitted to the Sellers on a quarterly basis.

The Sellers are also due certain payments from the Company if certain inventory is utilized by DecisionPoint before March 31, 2024.